EXHIBIT 99.1

Berkshire Hills Bancorp, Inc. Announces Executive Leadership Transition
Current Bank President Sean Gray named Acting Chief Executive Officer of the Company
Boston, MA. – August 10, 2020 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB) the parent company of Berkshire Bank, announced today that Richard M. Marotta has stepped down from his position as President and Chief Executive Officer of the Company and CEO of the Bank, as well as from his role as a Director to pursue new opportunities. The Bank’s leadership succession planning process concluded with the Board choosing Sean A. Gray, current Senior Executive Vice President of the Company and President and Chief Operating Officer of the Bank, to serve as Acting President and CEO for the Company. The Board will initiate a CEO search process to consider candidates inside and outside of Berkshire, and Mr. Gray will be a candidate in that search process.
“On behalf of the entire Board, we are grateful for Richard’s dedication to the Bank during his tenure as CEO and over his entire career of over 10 years with Berkshire. We wish him the best in all his future endeavors,” said J. Williar Dunlaevy, Chairman of the Board of Berkshire Hills Bancorp. “We have confidence in Sean Gray’s leadership ability, and we expect Berkshire to benefit from his deep understanding of the Bank and his commitment to build on Richard’s legacy of an inclusive, innovative, and supportive culture. Sean has strong relationships across the Bank as well as with key external stakeholders and will be supported by a very strong executive management team and a talented group of team members.”
“I am proud to have been part of the leadership team that doubled the size of the Bank to $13.1 billion in assets, while overseeing the successful integration of numerous bank acquisitions, and achieving targeted merger efficiencies and market share retention,” said Richard Marotta. “And as CEO, I am most proud to have established and implemented the Bank’s Be FIRST values, making social responsibility an integral component of the Bank’s identity as a purpose driven 21st century community bank.”
As CEO, in addition to the implementation of the Bank’s Be FIRST values, Mr. Marotta led the launch of Reevx LabsTM, the Bank’s initiative for investment in local communities to help individuals and small businesses access banking services and capital. Under Mr. Marotta’s tenure, the Bank expanded its outreach to diverse communities, achieved greater diversity in its executive/senior management ranks, and has been recognized as a leader among its peers in Environmental, Social & Corporate Governance rankings.
 About Sean A. Gray
Mr. Gray has been President and Chief Operating Officer of Berkshire Bank since November 2018, and also served as Senior Executive Vice President of Berkshire Hills Bancorp, Inc. from 2015. Prior to his appointment as Bank President, he previously served as Senior Executive Vice President and Chief Operating Officer of Berkshire Bank from 2015. Mr. Gray joined Berkshire in 2007 as First Vice President, Retail Banking and has held various positions including Executive Vice President, Retail Banking. In addition to his current management responsibilities, Mr. Gray has also overseen Human Resources, Marketing, Investor Relations, and Facilities. He also currently serves as President of

Berkshire Bank Foundation. Prior to joining the Bank, Mr. Gray was Vice President and Consumer Market Manager at Bank of America in Waltham, Massachusetts.
About Berkshire – Headquartered in Boston, Berkshire Hills Bancorp is the parent of Berkshire Bank, with approximately $13.1 billion in assets and operating 130 banking offices in seven Northeastern states. The Bank is transforming into a 21st century community bank pursuing purpose driven performance based on its Be FIRST corporate responsibility culture. It provides business and consumer banking, mortgage, wealth management, investment, and insurance services. Berkshire Bank was awarded the Top Corporate Steward Citizens award by the US Chamber of Commerce Foundation in 2019 for the small – middle market business category. To learn more about the Bank, visit www.berkshirebank.com, call 800‑773‑5601 or follow us on: Facebook, Twitter, Instagram, and LinkedIn.
Investor Relations Contacts:
James Moses, CFO/SEVP
Email: jmoses@berkshirebank.com
Tel: (617) 641-9281
David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973
Media Contacts:
John Lovallo
Email: jlovallo@levick.com
Tel: (917) 612-8419
Cate Cronin
Email: ccronin@levick.com
Tel: (202) 738-7302